SPENCER  HOSIE (Ca Bar # 101777)
BRUCE J. WECKER (Ca Bar # 078530)
JOHN McARTHUR (Ca Bar #159793)
HOSIE, FROST, LARGE & McARTHUR
One Market, Spear Street Tower,
22nd Floor
San Francisco, CA 94105
Telephone: 415-247-6000
ROBERT YORIO (Ca Bar # 93178)
MARY A. WIGGINS (Ca Bar # 191687)
CARR & FERRELL, LLP
2225 East Bayshore Road, Suite 200
Palo Alto, CA 94303
Telephone: 650-812-3400
Attorneys for Plaintiff

                       IN THE UNITED STATES DISTRICT COURT
                     FOR THE NORTHERN DISTRICT OF CALIFORNIA
 ----------------------------- -------------------------------------------------
 BURST.COM, INC.                                     Civil Action No.
 Plaintiff,                                          COMPLAINT AND JURY DEMAND
 v.
 MICROSOFT CORPORATION,
 Defendant.
 ----------------------------- -------------------------------------------------

                                    COMPLAINT

     Plaintiff Burst.com, Inc. ("Burst") brings this action for damages and other relief for Defendant Microsoft Corporation's ("Microsoft") wrongful theft of Burst's intellectual property and damage to its business by means of anticompetitive, collusive and exclusionary business practices. Burst spent years and many millions of dollars developing innovative technology to deliver high quality video over computer networks such as the Internet. Upon seeing the threat posed by Burst's innovative technology, as it had in the cases of many

COMPLAINT AND JURY DEMAND -- Page 1
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other  smaller  competitors  that have  stood in its path to  market  dominance,
Microsoft   determined  to  "embrace,   extend  and  extinguish"  Burst.  Having
successfully weakened Burst through anticompetitive practices and agreements in restraint of trade, Microsoft misappropriated Burst's intellectual property by violating its patents, breaching its Non-Disclosure Agreements, and using confidential proprietary information of Burst for its own purposes. The illegal acts alleged herein have caused Burst serious and continuing damage and have deprived consumers of valuable new technologies that threatened to disturb Microsoft's strategy to maintain and expand its operating system's dominance to the delivery of high quality video over the Internet.

                                  INTRODUCTION

     1. This is an action under Sections 1 and 2 of the Sherman Act, the Cartwright Act, the Unfair Competition Act, the common law of California to remedy the anticompetitive and collusive conduct by defendant Microsoft, the world's largest supplier of computer software for personal computers ("PCs"). It is also an action to remedy defendant's theft of plaintiff's intellectual property under the Patent Act, the California Trade Secrets Act and for breach of contract. All facts alleged herein are alleged on information and belief except those facts concerning Burst's own conduct. Many of the facts have, however, been found by the courts of the United States in previous cases against Microsoft, and thus must be accepted for the purposes of this case.

     2. Microsoft possesses (and for several years has possessed) and willfully has maintained monopoly power in the personal computer operating systems market. Most of the PCs sold in the United States are based on Intel microprocessor chips. More than 95%

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of new Intel-based PCs are shipped with a version of Windows  pre-installed.  PC manufacturers (often referred to as Original Equipment Manufacturers, or "OEMs") have no commercially reasonable alternative to Microsoft operating systems for the PCs that they distribute.

     3. On November 5, 1999, the United States District Court for the District of Columbia, Hon. Thomas Penfield Jackson, issued Findings of Fact in United States v. Microsoft Corporation, Civil Action No. 98-1232 and 98-1233 (TPJ), a consolidated civil antitrust action brought by the Department of Justice and attorneys general of 20 states, including California, and the District of Columbia ("U.S. v. Microsoft"). On June 28, 2001, the United States Court of Appeals for the District of Columbia Circuit issued an opinion affirming in part, reversing in part and remanding the District Court's rulings. United States of America v. Microsoft Corp., 253 F.3d 34 (D.C.Cir. 2001).

     4. In its U.S. v. Microsoft Findings ("Findings"), the District Court found that a relevant market exists for "the licensing of all Intel-compatible PC operating systems worldwide," and that Microsoft, with its Windows operating system, enjoys monopoly power in that market. Findings, P. P. 18, 33. The District Court further found that Microsoft "engaged in a concerted series of actions designed to protect the applications barrier to entry, and hence its monopoly power...Many of these actions have harmed consumers in ways that are immediate and easily discernible. They have also caused less direct, but nevertheless serious and far-reaching, consumer harm by distorting competition." Microsoft has demonstrated by its conduct that it will "use its prodigious market power and immense profits to harm any firm that insists on pursuing initiatives that could intensify competition against one of Microsoft's

COMPLAINT AND JURY DEMAND -- Page 3
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core  products...The  ultimate result is that some  innovations that would truly benefit consumers never occur for the sole reason that they do not coincide with Microsoft's self-interest." Findings, P. P. 409, 412.

     5. Burst is one such firm that sought to market innovative technologies in a manner that did not coincide with Microsoft's interest.

     6. Microsoft has engaged in a series of anticompetitive activities to protect its valuable Windows monopoly against potential competitive threats, and to extend its operating system monopoly into other software markets. Microsoft's conduct includes agreements tying other Microsoft software products to Microsoft's Windows operating system; exclusionary agreements precluding companies from distributing, promoting, buying, or using products of Microsoft's software competitors or potential competitors, including Burst's Burstware product; and exclusionary agreements restricting other companies from providing services or resources to Microsoft's software competitors or potential competitors, including Burst. Microsoft also uses its control and proprietary information concerning the Windows operating system to disadvantage applications competitors who must design their software to interface with the operating system and rely on its established interfaces through successive versions of the software.

     7. Microsoft combined, conspired or contracted with RealNetworks, Inc., ("RealNetworks"), its most significant competitor in the business of providing software for multimedia delivery over computer networks using the Internet Protocol (IP). The purpose and effect of Microsoft's agreements with
RealNetworks was to restrain the market for software and services for the delivery of video over computer (IP) networks. Among other

COMPLAINT AND JURY DEMAND -- Page 4
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things, the  Microsoft/RealNetworks  combination limited competition between the companies in developing and exploiting innovations in video delivery software. In return for RealNetworks agreement to not adopt innovative capabilities (or at a minimum notify Microsoft to give it the right to preempt the competition), Microsoft agreed to make its own innovations available to RealNetworks and to coordinate with RealNetworks on development of such innovations. As a result, Burst was excluded from the market and damaged in its business and property.

     8. Burst has developed valuable intellectual property, including patents and trade secrets, over the course of more than a decade of research and development in the fields of video storage and manipulation, interactive television and video delivery over networks. Burst owns a number of U.S. and International patents that cover the provision of video delivery at faster-than-real-time rates and that utilize methods of client-server communications to provide for dynamic rebuffering and network optimization. Burst invested many tens of millions of dollars developing products utilizing these patents and incorporating other valuable trade secrets. Its products both
(a) provided a superior user experience in the delivery of video over the Internet and other computer (IP) networks, and (b) significantly increased the operating efficiency of these networks.

     9. Between October 1999 and December 2000, including detailed discussions between October and December 2000, Burst introduced Microsoft, under a strict non-disclosure agreement, to Burst's core video streaming technology which would enable a provider to perform faster-than-real-time transmissions of time-based media from servers to clients, or cache time-based contents between servers when transmitted at a faster-than-real-

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time rate. Burst provided Microsoft with proprietary  information describing its products and the technical nature of Burst's innovative approach to video delivery over IP networks. Burst also disclosed its confidential strategic business plans and other information that would be of enormous value to market participants in the business of supplying video over IP networks, including Microsoft.

     10. In December of 2001, Microsoft announced its "Corona" project. As part of Corona, Microsoft used Burst's trade secret and patented technologies, including its innovative video delivery methods. In addition, Microsoft's Corona products contain technology developed and patented by Burst. Microsoft's use of Burst's patents and trade secret information is without permission and infringes on Burst's intellectual property and trade secret rights.

                                   THE PARTIES

     11. Plaintiff Burst is a Delaware Corporation with a principal place of business in Santa Rosa, California. During the relevant time period, Burst was a provider of client/server software for the delivery of video and audio information over networks. It and its predecessors, Instant Video Technologies, Inc. and Explore Technologies, Inc., developed software, including a suite of products, named Burstware.(R)Burstware allows for high quality video and audio to be provided over the Internet and other computer networks without the poor resolution and jerky motion that has plagued "real-time" video streaming technologies to date.

     12. Burst was founded in 1988 and incorporated 1990. Throughout its existence, Burst has devoted time and resources to the development of innovative techniques for video

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delivery over digital  networks.  Burst's software manages the delivery of video and audio content over a variety of networks, optimizing network efficiency and quality of service. Burst's Burstware suite of software products enables companies to transmit video and audio files at Faster-Than-Real-Time(R) speed. Faster-Than-Real-Time speed uses available bandwidth capacity in conjunction with data compression to send more video or audio data to users than the players are consuming in real time. This data is stored on the user's machine (PC or set-top box) for playing on demand, thus isolating the user from noise due to network congestion and other network interference. The result is high quality, full-motion video and CD-quality audio to the end-user.

     13. Burst's core patents describe systems that are able to send and receive a high-quality video or audio segments or programs at a faster-than-real-time rate, store received information locally in PCs, set-top boxes or other appliances, manipulate that information with editing, processing, compression and decompression tools, display the signal for viewing and optionally re-send the manipulated information at faster-than-real-time rates on to other such machine systems.

     14. Defendant Microsoft Corporation is a corporation organized under the laws of the state of Washington, with its principal place of business in Redmond, Washington. In the fiscal year ended June 30, 2001, Microsoft had revenues of approximately $25 billion, and net income of approximately $7.3 billion. Microsoft is the world's largest supplier of computer software for personal computers. Microsoft does business in California and throughout the world.

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

                                  JURISDICTION

     15. Plaintiff brings this action under the federal antitrust and patent laws to recover damages for injury it has sustained to its business and property. The Court has jurisdiction over this matter pursuant to Section 4 of the Clayton Act, 15 U.S.C.ss.15, and 28 U.S.C.ss.ss.1331 and 1337. The Court has jurisdiction over Plaintiff's patent claims pursuant to 35 U.S.C. ss. 271 and 28 U.S.C.ss.1338. The Court has supplemental jurisdiction over plaintiff's state law claims pursuant to 28 U.S.C. ss. 1367. The Court also has jurisdiction over those claims pursuant to 28 U.S.C. ss. 1332 because this is an action between citizens of different States and because the amount in controversy substantially exceeds $75,000.

                                     VENUE

     16. Venue is proper in this district under 15 U.S.C.ss.ss.15 and 22, and under 28 U.S.C.ss.1391(b) and (c) because defendant Microsoft transacts business and is found within this district, and plaintiff's principal place of business is in this district, and a substantial part of the events giving rise to the causes of actions alleged herein occurred within this district. With respect to Burst's patent claims, venue is proper in this district under 28 U.S.C. ss. 1400 because Microsoft may be found in this district and Microsoft has committed acts of infringement and has a regular and established place of business in the district.

                            INTRADISTRICT ASSIGNMENT

     17. Pursuant to Civil LR 3-2(c), this case should be subject to district-wide assignment since it involves claims of patent infringement. At all relevant times, plaintiff's principal place of business was located in either San Francisco or Sonoma Counties,

COMPLAINT AND JURY DEMAND -- Page 8
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California, and a substantial part of the events that gave rise to the causes of action  alleged  herein  occurred in those  counties.

                              ANTITRUST VIOLATIONS

                               TheRelevant Markets

                      Intel-Compatible PC Operating Systems

     18. "A personal computer (PC) is a digital information device designed for use by one person at a time." "An Intel-compatible PC is one designed to function with Intel's 80x86/Pentium families of microprocessors or with compatible microprocessors manufactured by Intel or by other firms." Findings,P.P. 1, 3.

     19. "An `operating system' is a software program that controls the allocation and use of computer resources [and] supports the functions of software programs, called `applications,' that perform specific user-oriented tasks. [Examples of such applications are Microsoft Office, Microsoft Word and Microsoft Excel.] The operating system supports the functions of applications by exposing interfaces, called `application program interfaces' or `APIs'." "An operating system designed to run on an Intel-compatible PC will not function on a non-Intel-compatible PC, nor will an operating system designed for a non-Intel compatible PC function on an Intel-compatible one. Similarly, an application that relies on APIs specific to one operating system will not, generally speaking, function on another operating system unless it is first adapted, or `ported,' to the APIs of the other operating system." Findings, P.P. 2, 4. The operating system constitutes the critical layer of software in

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

every PC. All other software programs installed by a PC user must work with and be compatible with the particular operating system running on the PC.

     20. The market for personal computer operating systems consists of operating systems written for the Intel 80x86/Pentium (or "PC") class of microprocessors. These microprocessors perform central processing unit ("CPU") functions for the vast majority of personal computers, and their operating systems manage the interaction between the CPU and the various pieces of hardware, such as a monitor or printer, attached to such computers. Operating systems also control and direct the interaction between applications, such as word processing or spreadsheet programs, and the CPU. No other product duplicates or fully substitutes for the operating system. Thus, there exists a relevant product market of Intel-compatible PC operating systems. The geographic market for PC operating systems is worldwide.

     21. "Currently there are no products, nor are there likely to be any in the near future, that a significant percentage of consumers world-wide could substitute for Intel-compatible PC operating systems without incurring substantial costs. Furthermore, no firm that does not currently market Intel-compatible PC operating systems could start doing so in a way that would, within a reasonably short period of time, present a significant percentage of consumers with a viable alternative to existing Intel-compatible PC operating systems. It follows that, if one firm controlled the licensing of all Intel-compatible PC operating systems world-wide, it could set the price of a license substantially above that which would be charged in a competitive market and leave the price there for a significant period of time without losing so many customers as to make the action unprofitable. Therefore, in determining the

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level of Microsoft's  market power,  the relevant market is the licensing of all
Intel-compatible PC operating systems worldwide." Findings, P. 18.

               Video Delivery over Computer (IP) Networks Market.

     22. Delivery of video over the Internet and other IP networks requires compatible software on both the sending and receiving computers. The sending computer (or network of computers) is equipped with specialized "server" software; the receiving computer is equipped with "client" software, often referred to as the "media player." The player software can also be embedded in an Internet browser allowing for the playing of audio or video clips directly in the browser window without the users awareness that the player is running. Streaming media players have traditionally been software programs that allow PC users to display multimedia video and audio content located on the web without having to download files to their hard drives, saving both time and storage space. This is accomplished by filling a small amount of storage space called a "buffer" at "real-time" rates. Once this buffer has been filled the content contained within it is displayed while the server continues to attempt (at real-time rates) to keep the buffer filled. Streaming video allows for the relatively quicker initial viewing of the video clip without the delay entailed by downloading large video files. Also, "real-time" streaming allows the user to play the clip once without consuming hard drive storage space (except temporarily while the clip is playing), but prevents users from having permanent access to the clip. Content providers appreciate the latter feature because it protects their copyrighted material from unauthorized distribution. No other product duplicates or fully substitutes for the client and server software that enables video delivery over computer (IP) networks. Thus, there exists a relevant product market of software and

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services for video delivery over computer (IP) networks  (sometimes  referred to herein as the "video delivery over computer networks market" or the "streaming media video market"). The geographic market for software and services for video delivery over computer (IP) networks is worldwide.

     23. Today, two media players dominate the market for media players compatible with Windows-based PC computers- Microsoft's Windows Media Player and RealNetwork's RealPlayer. Apple also produces a QuickTime for Windows player, but currently has a very small share of the Windows-based PC streaming media video market. Streaming media also requires specialized server software to respond to the requests by a PC user to deliver media content files. RealNetworks and Microsoft are the primary suppliers of this server software. Apple only began to provide a server capable of streaming files over IP networks in 1999 and has obtained only a very small share of the market. In addition to the basic delivery of media content, streaming media servers can be equipped to serve multiple PC users while managing network resources and optimizing the end-user's viewing or listening experience with the varying demands of available bandwidth both in the network and to the end-user. Streaming media software is also essential to a variety of other video-on-demand applications that may be embedded in electronic devices other than desktop PCs. New generation television set-top boxes have opened up an important new use for streaming media software. No other product duplicates or fully substitutes for the functionality of the media players of Microsoft, RealNetworks and Apple.

     24. Burst was, and could in the future be, an important competitor in the video delivery over computer (IP) networks market. Prior to the acts alleged herein, Burst had

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developed  and was refining  innovative  software that provided for data storage and delivery and included network management functions that provided the means to deliver high quality video over bandwidth constrained or broadband networks. As early as 1991, Burst demonstrated to the industry its superior video delivery technology. But for the anticompetitive actions of Microsoft and those Microsoft enlisted in anticompetitive agreements, Burst would be a profitable ongoing business providing customers with higher quality television-like programming over the Internet and other IP networks than currently exists today.

    Microsoft's Combinations To Restrain Trade And Monopolize or Attempt to
                        Monopolize The Relevant Markets.

     Microsoft's Position in the Intel-Compatible PC Operating System Market

     25. Microsoft has maintained a monopoly share (in excess of 80%) of the PC operating system market over an extended period of time. The durability of Microsoft's market power is due, in part, to what are referred to as "network effects." In other words, the PC operating system for which there are the greatest number, variety, and quality of applications will be selected by the large majority of PC users, and in turn writers of applications will write their programs to work with the most commonly used operating system, in order to appeal to as many potential customers as possible. Economies of scale and network effects, which reinforce one another, result in high barriers to entry.

     26. Microsoft has monopoly power in the relevant market of Intel-compatible PC operating systems. Microsoft's monopoly power is based on three main factors:
(a) its high and stable market share of over 90 percent, (b) a high "applications barrier to entry," a

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

"chicken and egg" problem caused by the inability of would-be competitive operating systems to attract the development of sufficient software applications compatible with those systems to satisfy consumer demand; and (c) the resulting lack of a commercially viable alternative to Windows. In its Findings, the District Court stated: "[T]he size of Windows' installed base impels [software developers] to write applications first and foremost to Windows...The large body of applications thus reinforces demand for Windows, augmenting Microsoft's dominant position and thereby perpetuating [software developer] incentives to write applications principally for Windows. This self-reinforcing cycle is often referred to as a `positive feedback loop.' What for Microsoft is a positive feedback loop is for would-be competitors a vicious cycle." Findings, P. P. 39-40. The lack of a viable alternative to Windows emerging any time soon "is too low to constrain Microsoft from raising prices or imposing other burdens on consumers and users." Findings, P. P. 34, 55.

  Microsoft Has Willfully Acquired,Maintained, and Used Its Monopoly in Intel-
                        Compatible PC Operating Systems

     27. Microsoft has exercised monopoly power in the relevant market of Intel-compatible PC operating systems throughout the period of this complaint

     28. In U.S. v. Microsoft, the Court of Appeals held that "it would be inimical to the purpose of the Sherman Act to allow monopolists free reign to squash nascent, albeit unproven, competitors at will - particularly in industries marked by rapid technological advance and frequent paradigm shifts." 253 F.3d at 79.

     29. Microsoft has, through exercise of its monopoly power, imposed upon others a variety of restrictive arrangements and other practices to exclude competition in the relevant

COMPLAINT AND JURY DEMAND -- Page 14
markets  defined  above and to build and  reinforce  its monopoly  power.  These restrictive agreements have included exclusive dealing arrangements with RealNetworks, Intel and others. Other practices include (1) creating fear, uncertainty and doubt with respect to the present and future interoperability of plaintiffs' and other competitors' products with the Windows operating system, Internet Explorer and/or the Windows Media Player, a matter over which Microsoft's own operating system designers play a substantial role, (2) intentionally changing published APIs to strategically leverage its control over those APIs knowing that Burst and other software companies had developed and were marketing competitive products that depended upon the interoperability provided by those published APIs, and (3) providing Burst with solutions to its interoperability problems that were ineffective or were defeated with later product changes for the purpose of raising Burst's costs and delaying its product release and acceptance. Both the purpose and the effect of Microsoft's arrangements and business practices have been to restrain competition in the relevant markets, thereby enabling Microsoft to establish, maintain and exploit monopolies over those markets.

     30. By imposing such restrictive agreements on others, including RealNetworks and Intel, Microsoft has engaged in unfair competition and has entered into combinations of capital, skill and acts with others for the purpose and with the intent and effect of creating and carrying out restrictions in trade and commerce; and restraining trade and preventing competition in the relevant markets.

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

    Microsoft's Position in the Video Delivery over Computer Networks Market

     31. During the 1980s and early 1990s, PCs were extremely limited in their ability to display full-motion video. CPU speeds were simply inadequate to the task. Thus, Microsoft and others participating in the personal computer business, focused on other matters. One exception was Apple, who developed innovative software, branded QuickTime, which was designed to play video files already resident on the computer's hard-drive. At the same time, however, other companies in the interactive television business whose business focused on video delivery, such as Burst, were developing innovative means to deliver video to broad based audiences at the viewer's individual request, sometimes referred to as video-on-demand.

     32. In the mid-1990s, Microsoft and many others were jolted by the tidal wave of the growth of the Internet. The first Internet browser widely used by the general public was Netscape Navigator, which was introduced to the market in 1994. The long anticipated and long delayed combining of the computer and communications businesses was finally becoming a reality.

     33. Microsoft was caught flat-footed. Its operating system monopoly faced its first serious potential competitor in years. Microsoft responded by moving aggressively to exclude Netscape from the market. In the months that followed, Microsoft repeatedly engaged in anticompetitive acts and forced others in the industry to exclude Netscape, Sun Microsystems and others from using the advent of the Internet to develop competitive operating systems.

     34. In those early days of the Internet, however, video delivery was still constrained by hardware and communications bandwidth considerations. Most user access to

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

the Internet came through dial-up modems using ordinary telephone lines. Modems were limited to receiving data at speeds of 14.4 or 28.8 kilobits per second. With the widespread success of the Internet, a few well-positioned innovative companies raced to apply their technologies to bring video or audio to a bandwidth-constrained network. Each had solutions (or parts of solutions) to the complex problem of bringing high quality video over a network designed largely for voice and low-bit data communications. Rob Glaser, a former employee of Microsoft, founded RealNetworks, then known as Progressive Networks. It applied real-time streaming technology to mainly audio files so that the user would not have to wait to download a whole song before beginning to listen to the first part of the song. Beginning in about 1997, RealNetworks began to apply its streaming technologies to video, but playback was limited to postage stamp size screens, jerky motion, and frequent network disruption.

     35. Once again, Microsoft was caught flat-footed. However, this time (as opposed to its failure with respect to Internet browsers) Microsoft perceived its battle against RealNetworks would be substantially less difficult since Microsoft perceived RealNetworks' threat much earlier. On June 5, 1997, Microsoft's Jim Durkin reported on an internal Microsoft strategy meeting attended by Messrs. Gates, Maritz and Muglia. Durkin quoted Microsoft Vice-President Muglia as saying: RealNetworks "is like Netscape. The only difference is we have a chance to start this battle earlier in the game."

     36. Although streaming media may not have posed the broad direct threat to the applications barrier that Netscape and Sun's middleware software had, in that it did not expose a broad range of APIs to independent software vendors, it was potentially an even more potent threat to Microsoft's operating system monopoly. Since it promised to provide

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

users with such an important applicat ion that could serve to revolutionize computing itself, Microsoft quickly concluded that it had to be incorporated in its operating system and all nascent threats should be neutralized.

     37. In the following months, Microsoft moved to either reach detente with or to exclude from the market each of the companies that could offer innovative streaming media technologies that threatened its plan to control and dominant the software and services market for video delivery over IP networks and maintain its applications barrier to entry in the operating system market. Burst, along with others who stood in its path were either pressured to move out of the way or extinguished.

     38. "In 1997, senior Microsoft executives viewed RealNetworks' streaming software with the same apprehension with which they viewed Apple's playback software -- as competitive technology that could develop into part of a middleware layer that could, in turn, become broad and widespread enough to weaken the applications barrier to entry." Findings, P. 111.

     39. First, Microsoft attempted to eliminate competition from RealNetworks by seeking a broad express horizontal agreement not to compete. RealNetworks was, in 1997, the leader, in terms of usage share, of streaming media. RealNetworks' streaming software presented a set of APIs that competed for developer attention with APIs exposed by the streaming technologies in Microsoft's DirectX. RealNetworks had developed versions of its software for multiple operating systems. In 1997, senior Microsoft executives viewed RealNetworks' streaming software with apprehension-- it was competitive technology that

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

could develop into part of a middleware layer that could, in turn, become broad and widespread enough to weaken the applications' barrier to entry.

     40. "At the end of May 1997, Gates told a group of Microsoft executives that multimedia streaming represented strategic ground that Microsoft needed to capture. He identified RealNetworks as the adversary and authorized the payment of up to $65 million for a streaming software company in order to accelerate Microsoft's effort to seize control of streaming standards. Two weeks later, Microsoft signed a letter of intent for the acquisition of a streaming media company called VXtreme." Findings, P. P. 112.

     41. "Perhaps sensing an impending crisis, executives at RealNetworks contacted Microsoft within days of the VXtreme deal's announcement and proposed that the two companies enter a strategic relationship. The CEO of RealNetworks told a senior vice president at Microsoft that if RealNetworks were presented with a profitable opportunity to move to value-added software, the company would be amenable to abandoning the base streaming business. On July 10, [1997,] a Microsoft executive, Robert Muglia, told a RealNetworks executive that it would indeed be in the interests of both companies if RealNetworks limited itself to developing value-added software designed to run on top of Microsoft's fundamental multimedia platform. Consequently, on July 18, [1997,] Microsoft and RealNetworks entered into an agreement whereby Microsoft agreed to distribute a copy of RealNetworks' media player with each copy of Internet Explorer; to make a substantial investment in RealNetworks; to license the source code for certain RealNetworks streaming technologies; and to develop, along with RealNetworks, a common file format for streaming audio and video content. Muglia, who signed the agreement on Microsoft's behalf, believed

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

that RealNetworks had in turn agreed to incorporate  Microsoft's streaming media
technologies  into  its  products."   Findings,   P.  113.

     42. Microsoft told RealNetworks that it viewed the "core" multimedia streaming functionality on the client as part of the operating system and requested that RealNetworks cease competing with Microsoft in offering that functionality. Bruce Jacobsen, Chief Operating Officer of RealNetworks and a former Microsoft employee, testified that he spoke with Microsoft Vice-President Robert Muglia in the summer of 1997, and discussed, among other things, Microsoft's distribution of RealNetworks software with Windows and Internet Explorer. Mr. Jacobsen recorded a summary of the discussion shortly after the call. Mr. Jacobsen summarized the call as follows: "Was cordial but pointed. His basic message was the [sic] wanted us out of core AV. He said that MSFT had concluded that fundamental datatypes like words and numbers were in essence a core part of the operating system . ... He said that he thought video was one of the most exciting datatypes -- since monitors were visual things, video had to be though [sic] like 'words'. and microsoft had to control this franchise. He said that anyone who competed against MSFT in the operating system 'lost' -- that there were only two people left in town who still competed against msft as a potential OS vendor -- Sun and Oracle -- and the rest had been obliterated, and MSFT was targeting these last two. He referenced their scalability day as part of killing Sun. So the message was that if we wanted to do value add on top of their video, fine; if not, we were an OS contender and msft would target us for obliteration. He cited PeopleSoft as ok -- he said adobe had pretensions of OS, but had basically backed off. Per my prepared notes, I said that we weren't moving out because their baseline solution was so bad and because the "add-on"

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market was so small,  and that maybe in a couple of years we'd move "up" when/if core A/V delivery was commoditized by us, MSFT, or technology like mpeg on motherboards."

     43. In order to induce RealNetworks to cease competing in core streaming, Microsoft proposed that, if RealNetworks stopped competing in base level streaming, Microsoft would give its full support to RealNetworks as a value-added software provider; but if RealNetworks continued to compete, Microsoft would use its resources to injure it. Mr. Jacobsen testified that Muglia explained that Microsoft would seek to injure RealNetworks' business if RealNetworks continued to compete in the fundamentals of audio/visual streaming. Mr. Jacobsen quotes Muglia as saying that Microsoft had won most of the operating system wars and the only remaining threats were Oracle and Sun. Muglia said Microsoft was trying "to reduce the economic viability of those companies so they wouldn't have the wherewithal to invest and position themselves as operating system competitors of Microsoft." Muglia told Jacobsen that a company like Adobe had at one point "operating system pretenses" or "pretensions" but had been chased out of that space. Muglia told Jacobsen that Microsoft wanted RealNetworks to be like PeopleSoft, a value-added provider that builds applications on top of operating systems but does not threaten any core part of Microsoft's environment. Muglia continued: "On the other hand, if you try to do the fundamentals of streaming audio and video, then we would view you as a core competitor and use all our resources to hurt you in your core businesses." (Jacobsen asked Muglia whether Microsoft was asking RealNetworks to abandon core streaming audio and video and Muglia replied affirmatively).

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

     44. Mr. Muglia warned RealNetworks, Jacobsen testified, that "Microsoft would aggressively target us as a company, using all of Microsoft's resources, if we stayed in the audio and video  space . . . . Bob also  said,  and I agreed with him, that Microsoft had been successful prior in targeting companies and having severe economic effects on them. Bob did not use Borland as an example, but Borland certainly popped to my mind . . . . The phrase that runs through the industry is that Microsoft performed a cashectomy on Borland, that it lowered the prices of its product, which caused severe disruptions in Borland's cash flow and also in the stock price, which caused Borland to take a series of significant steps, including disposing of some products which historically had been  significant  competitors to Microsoft  products . . . . The example he did use of Adobe . . . where Microsoft had had a very significant effort and success in changing  the destiny of a company . . . . So,  there was very clear  message that they wanted us to leave the space, and that there would be consequences if we didn't. Muglia admitted citing SAP, not PeopleSoft, another software company that builds on top of, but does not compete with, Windows, as a model for what Microsoft expected from RealNetworks.

     45. At about the time that Microsoft reached a fundamental alliance with RealNetworks, it also threatened Apple with severe retaliation should it try to aggressively compete in the space that Microsoft deemed core streaming technology. "QuickTime is Apple's software architecture for creating, editing, publishing, and playing back multimedia content (e.g., audio, video, graphics, and 3-D graphics). Apple has created versions of QuickTime to run on both the Mac OS and Windows, enabling developers using the authoring software to create multimedia content that will run on QuickTime implementations for both

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

operating systems. QuickTime competes with Microsoft's own multimedia technologies, including Microsoft's multimedia APIs (called "DirectX") and its media player. Because QuickTime is cross-platform middleware, Microsoft perceives it as a potential threat to the applications barrier to entry." Findings, P. 104.

     46. Microsoft repeatedly pressured Apple to abandon its business of providing software that enables users to view multimedia content. "Beginning in the spring of 1997 and continuing into the summer of 1998, Microsoft tried to persuade Apple to stop producing a Windows 95 version of its multimedia playback software, which presented developers of multimedia content with alternatives to Microsoft's multimedia APIs. If Apple acceded to the proposal, Microsoft executives said, Microsoft would not enter the authoring business and would instead assist Apple in developing and selling tools for developers writing multimedia content. Just as Netscape would have been free, had it accepted Microsoft's proposal, to market a browser shell that would run on top of Microsoft's Internet technologies, Apple would have been permitted, without hindrance, to market a media player that would run on top of DirectX. But, like the browser shell that Microsoft contemplated as acceptable for Netscape to develop, Apple's QuickTime shell would not have exposed platform-level APIs to developers. Microsoft executives acknowledged to Apple their doubts that a firm could make a successful business out of marketing such a shell. Apple might find it profitable, though, to continue developing multimedia software for the Mac OS, and that, the executives from Microsoft assured Apple, would not be objectionable. As was the case with the Internet technologies it was prepared to tolerate from Netscape, Microsoft felt secure in the conviction that developers would not be drawn in large numbers to write for non-Microsoft APIs

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

exposed by platforms whose installed bases were inconsequential in comparison with that of Windows." Findings P. 105.

     47. "In their discussions with Apple, Microsoft's representatives made it clear that, if Apple continued to market multimedia playback software for Windows 95 that presented a platform for content development, then Microsoft would enter the authoring business to ensure that those writing multimedia content for Windows 95 concentrated on Microsoft's APIs instead of Apple's. The Microsoft representatives further stated that, if Microsoft was compelled to develop and market authoring tools in competition with Apple, the technologies provided in those tools might very well be inconsistent with those provided by Apple's tools. Finally, the Microsoft executives warned, Microsoft would invest whatever resources were necessary to ensure that developers used its tools; its investment would not be constrained by the fact that authoring software generated only modest revenue." Findings, P. 106.

     48. "If Microsoft implemented technologies in its tools that were different from those implemented in Apple's tools, then multimedia content developed with Microsoft's tools would not run properly on Apple's media player, and content developed with Apple's tools would not run properly on Microsoft's media player. If, as it implied it was willing to do, Microsoft then bundled its media player with Windows and used a variety of tactics to limit the distribution of Apple's media player for Windows, it could succeed in extinguishing developer support for Apple's multimedia technologies." Findings, P. 107.

     49. In April 1997, Microsoft Eric Engstrom and Christopher Phillips met with Apple representatives. They suggested that Apple cede the playback market to Microsoft and focus solely on the "authoring" area of multimedia. A similar request was made at meetings

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

in August, September and October of 1997. In the September meeting, Engstrom warned that if Apple refused, Microsoft would take over the authoring segment of the market, and would assign 150 engineers, if necessary, to do so. At the same time, Engstrom informed Apple that Bill Gates was really not interested in the authoring market because of its small size. Microsoft also threatened to "kill" Apple in the media playback market, if it did not bow to its demand that it cede that market to Microsoft.

     50. In early April 1998, Mr. Engstrom informed Apple of Microsoft's effort to develop a new file format called Advanced Authoring Format ("AAF"). At the conclusion of one discussion concerning the possibility of Apple working with Microsoft on the new format, Mr. Engstrom bluntly warned the Apple representative: "We're going to compete fiercely on multimedia playback, and we won't let anybody have playback in Windows. We consider that part of the operating system, so you're going to have to give up multimedia playback on Windows."

     51. "The discussions over multimedia playback software culminated in a meeting between executives from Microsoft and Apple executives, including Apple CEO, Steve Jobs, at Apple's headquarters on June 15, 1998. Microsoft's objective at the meeting was to secure Apple's commitment to abandon the development of multimedia playback software for Windows. At the meeting, one of the Microsoft executives, Eric Engstrom, said that he hoped the two companies could agree on a single configuration of software to play multimedia content on Windows. He added, significantly, that any unified multimedia playback software for Windows would have to be based on DirectX. If Apple would agree to make DirectX the standard, Microsoft would be willing to do several things that Apple might find beneficial.

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

First, Microsoft would adopt Apple's ".MOV" as the universal file format for multimedia playback on Windows. Second, Microsoft would configure the Windows Media Player to display the QuickTime logo during the playback of ".MOV" files. Third, Microsoft would include support in DirectX for QuickTime APIs used to author multimedia content, and Microsoft would give Apple appropriate credit for the APIs in Microsoft's Software Developer Kit." Findings, P. 108.

     52.  "Jobs   reserved   comment  during  the  meeting  with  the  Microsoft
representatives, but he explicitly rejected Microsoft's proposal a few weeks later." Findings, P. 109.

     53. Microsoft's response was simple: Microsoft would drive Apple out of the multimedia business. Apple experienced an unusually large number of technical issues with the interoperability of QuickTime with Windows and Internet Explorer as compared to with Netscape Navigator. Also, although relatively full interoperability was reached between QuickTime and Internet Explorer 3.0, subsequent versions of Internet Explorer and of the Windows operating system degrade QuickTime's ability to playback many file formats. This degradation occurred in part because Microsoft desired to no longer support Netscape's open standard for browser plug-ins. Having monopolized the browser market through its abuse of its operating system monopoly, Microsoft had no use for promoting interoperability among plug-in software vendors. Microsoft also used its control over the Windows "Registry" to degrade users' experience with QuickTime and steer them to Windows Media Player, leveraging its Windows monopoly to extend its dominance into the provision of multimedia players and servers.

COMPLAINT AND JURY DEMAND -- Page 26

     54. Microsoft's conduct with respect to its streaming media competitors was designed to thwart any software that may erode the applications barrier to entry and to ultimately extend its operating system monopoly to include streaming media functions.

      Microsoft Has Monopolized and/or Attempted to Monopolize the Market
                 For Video Delivery Over Computer (IP) Networks

 Microsoft's Agreements With RealNetworks to Reduce Competition in the Relevant
                                     Markets

     55. Having failed to obtain RealNetworks agreement to entirely abandon software development of core multimedia streaming, Microsoft induced RealNetworks to reach other market sharing and exclusionary agreements. As part of these agreements, Microsoft and RealNetworks entered into a contract that restricted RealNetworks' ability to work with other potential platform-level competitors to Microsoft, Sun and Netscape, and other multimedia streaming competitors, such as Burst.

     56. The agreements between Microsoft and RealNetworks were anticompetitive. Among other evils, they prevented RealNetworks from offering to customers innovative streaming technologies such as those developed by Burst. Generally, RealNetworks, as a result of its understandings with Microsoft, moved away from competing aggressively in the development of innovative streaming software and towards more benign activities. Specifically, the written contract placed a substantial impediment on RealNetworks' ability to support Netscape's or Sun's efforts to establish a rival platform that might erode the applications barrier to entry.

     57.  RealNetworks'   executive  Bruce  Jacobsen  explained:   "In  essence,
Microsoft has rights of first discussion if we're going to go support something that would compete with

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

DirectDraw or DirectShow. . . . The impact on us is to put a speed bump in discussions with Sun or Netscape because before we could conclude an agreement with Sun or Netscape, we would have to go to Microsoft to have discussions with them." This provision, Jacobsen explained would either slow down the discussions or quash them entirely as those companies would "question whether RealNetworks was a free agent in the market, or it was beholding to Microsoft in ways that had not been publicly discussed." Indeed, the agreement prevented RealNetworks from switching from Microsoft technology to that of its competitors without giving Microsoft the opportunity to wield some executive-level sticks and offer some carrots to induce it not to make the change.

     58. In 1998 through 2000, Burst approached RealNetworks on a number of occasions regarding a variety of alliances to improve RealNetworks' delivery of video or to allow Burst to build a plug-in compatible with the its streaming media client software, the Real Player. In each case, RealNetworks refused to deal with Burst. This refusal was motivated by RealNetworks agreements and understandings with Microsoft. Approaches to Microsoft, had similar results. Microsoft, having the comfort of an agreement with RealNetworks not to promote non-Microsoft approved innovation (including those that aided cross-platform software such as Burstware) in streaming media technologies, was given the time to learn all it could about Burst's technology, continue its anticompetitive practices, and wait for Burst's financing to exhaust and its partners to lose patience.

     59.  Thus,   Microsoft   began,   and   continues   today,   a  pattern  of
anticompetitive practices designed to thwart competition on the merits, to deprive customers of a choice

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

between alternative media players, alternative video delivery suppliers and technologies, and to exclude Microsoft's software competitors, including Burst.

     Microsoft Compels Intel to Reduce Competition in the Relevant Markets

     60. The District Court held that Microsoft acted unlawfully with respect to Java by using its "monopoly power to prevent firms such as Intel from aiding in the creation of cross-platform interfaces." Conclusions of Law, at 43. The Court of Appeals for the District of Columbia Circuit affirmed this conclusion:
"Microsoft does not deny the facts found by the District Court, nor does it offer any procompetitive justification for pressuring Intel not to support cross-platform Java. Microsoft lamely characterizes its threat to Intel as `advice.' The District Court, however, found that Microsoft's `advice' to Intel to stop aiding cross-platform Java was backed by the threat of retaliation, and this conclusion is supported by the evidence cited above. Therefore we affirm the conclusion that Microsoft's threats to Intel were exclusionary, in violation of ss. 2 of the Sherman Act."

     61. Sun announced in May 1995 that it had developed the Java programming language. Mid-level executives at Microsoft began to express concern about Sun's Java vision in the fall of that year, and by late spring of 1996, senior Microsoft executives were deeply worried about the potential of Sun's Java technologies to diminish the applications barrier to entry.

     62. Intel Corp. ("Intel"), although primarily a hardware manufacturer, engages in software development, which, for the most part, takes place at the Intel Architecture Labs ("IAL"). In 1995 Intel was developing a high performance, Windows-compatible JVM. Microsoft wanted Intel to abandon that development effort because a fast, cross-platform

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

JVM would threaten Microsoft's monopoly in the operating system market. At an August 1995 meeting, Microsoft's Gates told Intel that its "cooperation with Sun and Netscape to develop a Java runtime environment ... was one of the issues threatening to undermine cooperation between Intel and Microsoft." Findings, P.
396. Three months later, "Microsoft's Paul Maritz told a senior Intel executive that Intel's [adaptation of its multimedia software to comply with] Sun's Java standards was as inimical to Microsoft as Microsoft's support for non-Intel microprocessors would be to Intel." Id. P. 405.

     63. Intel nonetheless continued to undertake initiatives related to Java. By 1996 "Intel had developed a JVM designed to run well ... while complying with Sun's cross-platform standards." Findings, P. 396. In April of that year, Microsoft again urged Intel not to help Sun by distributing Intel's fast, Sun-compliant JVM. Id. Microsoft threatened Intel that if it did not stop aiding Sun on the multimedia front, then Microsoft would refuse to distribute Intel technologies bundled with Windows. Findings, P. 404.

     64. In the words of the Court of Appeals for the District of Columbia Circuit, Intel finally capitulated in 1997, after Microsoft delivered the "coup de grace." "[O]ne of Intel's competitors, called AMD, solicited support from
Microsoft for its `3DX'  technology....  Microsoft's Allchin asked Gates whether
Microsoft should support 3DX, despite the fact that Intel would oppose it. Gates responded: "If Intel has a real problem with us supporting this then they will have to stop supporting Java Multimedia the way they are. I would gladly give up supporting this if they would back off from their work on JAVA." Findings, P.
406. As Intel's Chairman, Andrew Grove, later reported: "We caved." "Introducing a Windows-based software initiative that Microsoft doesn't support . . . well, life is too short for that."

COMPLAINT AND JURY DEMAND -- Page 30

     65. In July of 1998, and in the face of Microsoft's continued pressure on Intel to desist from competitive software development efforts, Intel withdrew support for the Java Media Framework Player ("JMF player"). Burstware relied on Intel's implementation of the JMF player and its cross-platform API's as its client software. This action came shortly after Burst had distributed its first Burstware software product to customers and severely hampered Burst's marketing efforts. Burst had relied on Intel's implementation of the JMF player because of its superior quality and because of Intel's dedication to maintain and improve it in the rapidly evolving video delivery over IP networks business. Indeed, Burst had worked closely with Intel software engineers to ensure a seamless and superior quality Burstware-equipped JMF player. Although Sun and IBM teamed up many months later to continue the development of an improved JMF player, many of the issues that led Burst to prefer the Intel implementation were never resolved to Burst's satisfaction. Additionally, the uncertainty and delay in JMF Player improvements caused by Intel's withdrawing from the market, gave RealNetworks and Microsoft an open field to get to market first to establish dominant positions on the resource limited desktops of millions of PC users with their respective media players. As a result, Burst was forced to focus and devote substantial developer time on building a Windows Media Player plug-in.

     66. Microsoft's internal documents and deposition testimony confirm both the anticompetitive effect and intent of its actions. Microsoft executive, Eric Engstrom, included among Microsoft's goals for Intel: "Intel to stop helping Sun create Java Multimedia APIs, especially ones that run well ... on Windows." He testified, "We were successful [in convincing Intel to stop aiding Sun] for some period of time."

COMPLAINT AND JURY DEMAND -- Page 31

        Microsoft's Monopolistic Practices Continue Despite the Findings
                     and Conclusions of Two Federal Courts.

     67. Microsoft has not been willing simply to compete on the merits, especially where it involves potentially innovative products that have the potential to weaken its operating system monopoly. Still lagging in the video delivery over IP networks market, Microsoft decided to step up its pressure to dominate the market. A Jan. 3, 1999, e-mail to Microsoft chairman Bill Gates outlined a plan to use the dominant Windows operating system to promote Microsoft's Netshow media streaming software over that offered by RealNetworks Inc. Microsoft executive Anthony Bay urged Gates to "reposition streaming media battle from Netshow vs. Real to Windows vs. Real" and "follow the [Internet Explorer] strategy where ever appropriate."

     68. Ignoring the findings of the District Court, Microsoft continued its monopolistic tactics in the video streaming market in 2000. In June 2000, a Microsoft executive wrote regarding a plan for Microsoft's media player to play music files in proprietary formats by rivals RealNetworks and Apple. "Remember the 'embrace and extend' campaigns we've used in the past," Microsoft employee Frasier Mocke wrote to colleagues, "and personally I want us to rule the airwaves." Another Microsoft executive, Dave Foster, cut the discussion short:
"No more replies." "We need to keep all of this off the airwaves."

     69. At about the same time, Burst was preparing for its first and critically important demonstration of its technology over the Internet. Burst arranged to broadcast over the Internet a concert performed by the Irish band U2 using its Burstware server software and Burst-enabled Windows Media Players 6.0 through 6.4. Shortly before the concert, Microsoft

COMPLAINT AND JURY DEMAND -- Page 32
introduced for customer download its Windows Media Player 7.0. The new software disabled the published API that Burst relied on in designing its client plug-in. As a result of this calculated change in the Microsoft API, consumers attempting to use Burstware with Windows Media Player 7.0 could not view the concert. Burst had long and frustrating discussions with Microsoft to establish workarounds or other fixes, but Microsoft strategically used its power to disadvantage and delay Burst. Burst received very favorable reviews of the concert by those customers using previous versions of Windows Media Player, but the critical early adopters of Windows Media Player 7.0 remain disappointed.

     70. This unsatisfying experience compelled Burst's corporate customers and partners to be wary of committing to Burst's products without also having Microsoft's support. Having no standalone media player and no prospect for a new widely distributed player appearing on users PCs, Burst's potential customers had to assess whether Burst could continue to rely on Microsoft through subsequent product changes, given Burst's appearance in a market segment that Microsoft had publicly proclaimed was critical to it's own business plans. The experience thus put Burst in the untenable position that many past competitors of Microsoft had experienced. Microsoft was choking off their "air supply."

     71. At the same time, Microsoft was continuing its efforts to maintain the reputation of a company that helps those who disdain competition with it and hurts those that deign to compete with it in its chosen software markets. Two months later, Microsoft brashly ignored the findings of the federal courts concerning its discriminatory practices towards companies such as Intel. In an August 2000 e-mail, Joachim Kempin, VP for Microsoft's OEM division, complained that Intel was contacting computer makers "who are not

COMPLAINT AND JURY DEMAND -- Page 33

(Microsoft) friendly in the first place and ... encouraging them to go to Linux," a free operating system that competes with Microsoft's Windows. Kempin wrote to Microsoft chairman Bill Gates that Kempin planned to "stop any go-to-market activities with Intel (and) only work with their competitors." Kempin said Microsoft should withhold technical information from Intel and "work underground" to promote its competitors in the computer chip industry, according to portions of the memo. "I would further try to restrict source code deliveries where possible and be less gracious when interpreting agreements -- again without being obvious about it," Kempin wrote.

     72.  Microsoft's   conduct  adversely  affected  and  continues  to  affect
innovation,  including by:

     a. impairing the incentive of Microsoft's competitors and potential competitors to undertake research and development, because they know that Microsoft will be able to limit the rewards from any resulting innovation;

     b.  impairing  the  ability  of  Microsoft's   competitors   and  potential
competitors to obtain financing for research and development;

     c.  inhibiting   Microsoft's   competitors  that  nevertheless  succeed  in
developing promising innovations from effectively marketing their improved products to customers; and

     d. reducing competition and the spur to innovation by Microsoft and others that only competition can provide.

     73. The purpose and effect of Microsoft's conduct with respect to video delivery have been and, if not restrained, will be:

COMPLAINT AND JURY DEMAND -- Page 34

     a. to preclude competition on the merits between Microsoft's video delivery software and that of competitors;

     b. to extend Microsoft's Windows operating system monopoly to the video delivery software market; and

     c. to maintain Microsoft's Windows operating system monopoly.

     74. Aided by Microsoft's anticompetitive conduct, Microsoft's share of the streaming video media market has increased dramatically from 0% in early 1997 to 50% or more in early 2002.

     75. So long as the tie-in and Microsoft's other exclusionary practices continue Microsoft's video delivery competitors will be effectively foreclosed from important opportunities to supply alternative products. Further, these practices combined with the market's powerful network effects, will result in the continuation of Microsoft's significant increase in its share of the video delivery market until it monopolizes that market as well. If Microsoft is permitted to continue to use its market power to squeeze competitors out of the streaming media delivery market, there will be no more competitors.

     76. In addition, the barriers that exist to the entry of new competitors or the expansion of smaller existing competitors, including network effects, means that dominance once achieved cannot readily be reversed.

                        INTELLECTUAL PROPERTY VIOLATIONS

     77. On or around October 14, 1999, Microsoft and Burst entered into a written non-disclosure agreement, the primary purpose of which was the exchange of confidential and proprietary technical information of Burst with Microsoft in anticipation of entering into a

COMPLAINT AND JURY DEMAND -- Page 35
mutually beneficial licensing or other collaborative arrangement. Between October 1999 and December 2000, Burst introduced Microsoft to Burst's core video streaming technology that enables a provider to perform faster-than-real-time transmissions of time-based media from servers to clients, or cache time-based contents between servers when transmitted at a faster-than-real-time rate.

     78. The highly valuable and proprietary information shared by Burst with Microsoft included Burst's technical information utilized in the Burstware suite of software products, a copyrighted "how to" Burst simulator, a confidential draft patent application setting forth a method for connection acceptance control and rapid determination of optimal multi-media content deliveries over networks, and various related technical papers describing in detail the algorithmic basis for the use of an optimal delivery system. In addition, in November and December 2000 Burst inventors conducted a tutorial for Microsoft technical personnel describing in detail the technology set forth in the aforementioned intellectual property and particularly the mathematical concepts and algorithms underlying the draft patent application.

     79. Having the protection of the October 14, 1999 agreement, Burst provided Microsoft with proprietary information that Burst had previously kept highly confidential. The trade secrets that Burst disclosed to Microsoft had substantial economic value to Burst and were the subject of reasonable efforts by it to maintain their secrecy.

     80. During its education about Burst's technology, Microsoft learned precisely how to replicate an enterprise quality video and audio delivery system that would significantly improve a user's viewing experience. Specifically, Microsoft learned about Burst's

COMPLAINT AND JURY DEMAND -- Page 36
technology pertaining to, among other things, faster-than-real-time buffering, the development of an enterprise quality delivery system with maximum scalability substantially greater than that available under previous versions of Windows Media Services on Windows 2000, the development of a system with sophisticated traffic shaping and quality of service capabilities, and the development of a system for optimizing the economics and efficiencies of end content delivery directly from origin servers to clients without the need of intervening edge-caching technology.

     81. During this educational period, Burst also presented to Microsoft the evaluation done by an independent third party testing Burstware for efficiency and scalability benchmarks. The Burstware received a highly favorable valuation from that third party testing service, which convinced Microsoft of the substantial value of Burst's technology.

     82. At the conclusion of this educational and evaluation process in December 2000, Microsoft acknowledged the substantial technological improvements achieved by Burst and indicated that there were several Burst patents that were of interest to Microsoft. Microsoft, however, eventually declined to license any of Burst's technologies. Business and licensing discussions between the parties ceased by early 2001.

     83. In December 2001, Microsoft unveiled the so-called "newest" version of its Windows Media technology, code-named "Corona" at the Streaming Media East Conference. In its announcement, Microsoft claimed that the new Beta version Corona product, which it touted as "3rd generation streaming", would allow for immediate streaming of media using all available bandwidths to deliver as much data as possible to the client immediately thereby allowing the media stream to begin playing instantly and would use bandwidth caching,

COMPLAINT AND JURY DEMAND -- Page 37
where downstream bandwidth above and beyond what is actually being used for the media stream being played is used to cache unplayed content.

     84. Although this Corona suite of digital media technologies has only been released in Beta version to date, this version incorporates substantial portions of Burst's patents and trade secrets that were specifically disclosed to Microsoft by and before December 2000. Microsoft's newly announced Corona suite of platform technologies misappropriates Burst's intellectual property.

     85. In a recent press release, Microsoft announced that it has been "using the technical beta of the new Windows Media Services in Windows .NET Server for more than two months..." According to Microsoft, "MSNBC was able to observe the scalability innovations of the new Windows Media `Corona' media services firsthand when live video content had a huge spike in streaming traffic." Further, Microsoft claimed that it "engineered the `Corona' server not only to maximize scalability; it is engineered to deliver a faster, smoother television-like viewing experience for streamed audio and video, and optimize the economics of delivering digital media for companies on the Internet and in corporate intranets." (MSNBC.com Confirms That Windows Media `Corona' Server Beta Delivers Significant Media Server Scalability Gains, July 12, 2002, source Microsoft Corp.).

     86. U.S. Patent No. 4,963,995 ("the `995 patent"), entitled "Audio/Video Transceiver Apparatus Including Compression Means," is held by Burst. The `995 patent was filed on December 27, 1988 and issued on October 16, 1990. A true and exact copy of the `995 patent is attached hereto as Exhibit A, and made a part hereof.

COMPLAINT AND JURY DEMAND -- Page 38

     87. U.S. Patent No. 5,164,839 ("the `839 patent"), entitled Method for Handling Audio/Video Source Information," is held by Burst. The `839 patent was filed on October 11, 1991, issued on November 17, 1992, and relates back to the `995 patent. A true and exact copy of the `839 patent is attached hereto as Exhibit B, and made a part hereof.

     88. U.S. Patent No. 5,995,705 ("the `705 patent"), entitled "Burst Transmission Apparatus and Method for Audio/Video Information," is held by Burst. The `705 patent was filed on July 18, 1997, issued on November 30, 1999, and relates back to the `995 patent. A true and exact copy of the `705 patent is attached hereto as Exhibit C, and made a part hereof.

     89. The `995 patent covers an improved audio/video transceiver capable of capturing, storing, editing, copying, and transmitting compressed audio/video information to another device.

     90. The `839 patent covers a method for employing an improved transceiver with capabilities including editing and/or copying. The method includes transmitting program information in faster-than-real-time communications, and in either compressed or decompressed formats. The method allows the information in these communications to be edited or copied before being played or retransmitted.

     91. The `705 patent covers an improved transceiver with capabilities including editing and/or copying. The improved transceiver is capable of transmitting program information in faster-than-real-time communication, and in either compressed or decompressed format. The information contained in these communications may be edited or copied before being played or retransmitted.

COMPLAINT AND JURY DEMAND -- Page 39

     92. Microsoft offers for sale, manufactures, uses, distributes and/or imports a product, named Corona, which incorporates Plaintiff's patented technology. Microsoft's Corona product is marketed and sold in the same retail channels, including on-line business establishments, in which Plaintiff's Burstware products are marketed and sold.

                               CLAIMS FOR RELIEF

               First Claim for Relief: Unlawful Exclusive Dealing
                       and Other Exclusionary Agreements
          (Section 1 of the Sherman Act, Section 3 of the Clayton Act)

     93. Plaintiff incorporates the allegations of paragraphs 1 through 92 above.

     94. Microsoft's agreements with RealNetworks and others pursuant to which such companies agree not to license, distribute, or promote the products of third party competitors (or to do so only on terms that materially disadvantage such products), and its agreements with Intel and others restricting the development of competitive video media players, unreasonably restrict competition and thus violate Section 1 of the Sherman Act. These agreements unreasonably restrain trade and restrict the access of Microsoft's competitors to significant channels of distribution, thereby restraining competition in the video delivery of computer networks market, among other markets.

     95. The purpose and effect of these agreements are to restrain trade and competition in the video delivery over computer (IP) networks and PC operating system markets.

     96. There is no legitimate business justification for Microsoft's agreements and any purported legitimate business justifications are mere pretexts. These agreements violate Section 1of the Sherman Act, 15 U.S.C.ss.1 and Section 3 of the Clayton Act, 15 U.S.C.ss.14.

COMPLAINT AND JURY DEMAND -- Page 40

     97. As a direct and proximate result of Microsoft's unlawful combinations and agreements to restrain trade, plaintiff has suffered injury to its business or property and has been deprived of the benefits of free and fair competition on the merits. That injury is of the kind that the antitrust laws were intended to prevent, and therefore constitutes antitrust injury.

          Second Claim for Relief: Monopolization of the PC Operating
                                 Systems Market
                         (Section 2 of the Sherman Act)

     98. Plaintiff incorporates the allegations in paragraphs 1 through 97 above.

     99. Microsoft possesses monopoly power in the market for Intel-compatible PC operating systems. Through the anticompetitive conduct described herein, Microsoft has willfully maintained that power by anticompetitive and unreasonably exclusionary conduct. Microsoft has acted with the intent to maintain its monopoly power in the PC operating system market, and its illegal conduct has enabled it to do so, in violation of Section 2 of the Sherman Act, 15 U.S.C. ss. 2.

     100. There are no legitimate business justifications for Microsoft's exclusionary and anticompetitive conduct. To the extent that Microsoft has sought to achieve any legitimate business purpose through its conduct, it has not used the least restrictive means of doing so, any claimed procompetitive benefit is outweighed by the anticompetitive harm, and any purported legitimate business justifications are mere pretexts.

     101. Microsoft's conduct has injured consumers and harmed competition.

     102. As a direct and proximate result of Microsoft's unlawful monopolization of the Intel-compatible PC operating systems market, plaintiff has suffered injury to its business or property and has been deprived of the benefits of free and fair competition on the merits.

COMPLAINT AND JURY DEMAND -- Page 41

That injury is of the kind that the antitrust laws were intended to prevent, and therefore constitutes antitrust injury.

   Third Claim for Relief: Monopolization and Attempted Monopolization of the
             Market For Video Delivery Over Computer (IP) Networks
                         (Section 2 of the Sherman Act)

     103. Plaintiff incorporates the allegations of Paragraphs 1 through 102 above.

     104. There exists a relevant world-wide market for software and services for the delivery of video over computer (IP) networks. Due to various circumstances, including the network benefits of seamless inoperability, participants in the delivery of video over computer (IP) networks market are protected from competition by high barriers to entry. In addition, given the welter of technologies used in the Internet and file types for formatting video content, web page designers and content providers will necessarily support only a limited number of multimedia players.

     105. Microsoft has targeted software products that have the potential to compete with (or facilitate the development of products to compete with) it in the market for software and services for the delivery of video over computer
(IP)  networks.

     106. Microsoft has willfully engaged, and is engaging, in a course of conduct, including unreasonably exclusionary agreements, in order to obtain a monopoly in the video delivery over computer (IP) networks market, and there is a dangerous probability that it will succeed, in violation of Section 2 of the Sherman Act, 15 U.S.C. ss. 2. Microsoft has acted with a specific intent to monopolize, and to destroy effective competition in the video delivery over computer networks market.

COMPLAINT AND JURY DEMAND -- Page 42

     107. There are no legitimate business justifications for Microsoft's exclusionary and anticompetitive conduct. To the extent that Microsoft has sought to achieve any legitimate business purpose through its conduct, it has not used the least restrictive means of doing so, any claimed procompetitive benefit is outweighed by the anticompetitive harm, and any purported legitimate business justifications are mere pretexts.

     108. Microsoft's conduct has injured consumers and harmed competition.

     109. As a direct and proximate result of Microsoft's unlawful monopolization or attempt to monopolize the market for the licensing of software for the delivery of video over computer (IP) networks, plaintiff has suffered injury to its business or property and has been deprived of the benefits of free and fair competition on the merits. That injury is of the kind that the antitrust laws were intended to prevent, and therefore constitutes antitrust injury.

                  Fourth Claim for Relief: The Cartwright Act
                (Calif. Bus. And Prof. Codess.ss.16720 et seq.)

     110. Plaintiff incorporates the allegations of Paragraphs 1 through 109 above.

     111. Microsoft has engaged in combinations of capital, skill, and acts with others with the intent, purpose and effect of creating and carrying out restrictions in trade and commerce; and restraining and preventing competition in the relevant markets, thereby enabling Microsoft to perpetuate its monopolies of those markets.

     112. As a direct and proximate result of Microsoft's unlawful combinations and contracts to restrain trade and monopolize the relevant markets, plaintiff has suffered injury to its business or property and has been deprived of the benefits of free and fair competition on

COMPLAINT AND JURY DEMAND -- Page 43
the merits. That injury is of the kind that the antitrust laws were intended to prevent, and therefore constitutes antitrust injury.

                 Fifth Claim for Relief: Unfair Competition Act
                (Calif. Bus. And Prof. Codess.ss.17200 et seq.)

     113. Plaintiff incorporates the allegations of Paragraphs 1 through 112 above.

     114. Microsoft's violations of the federal antitrust laws, the California Cartwright Act, constitute unfair competition and unlawful and unfair business acts and practices within the meaning of California Business and Professions Code ss. 17200.

     115. As a result of Microsoft's violation of California Business and Professions Code ss. 17200, Microsoft has unjustly enriched itself at the expense of plaintiff.

     116. To redress this unjust enrichment, Microsoft should be required to disgorge its illegal gains for the purpose of making full restitution to plaintiff.

                  Sixth Claim for Relief: Patent Infringement
                 (Declaratory Judgment of Patent Infringement)

     117. Plaintiff incorporates the allegations of paragraphs 1 through 116 above.

     118. Plaintiff is the owner valid United States patents, the `995 patent, the `839 patent, and the `705 patent.

     119. Microsoft has manufactured, used, offered for sale, distributed, imported, and/or sold products, such as, but not limited to, its Corona product, its Corona Media Services software, its .NET Media Server, which runs its Corona Media Services software, and/or its Movie Maker software products, that utilize, incorporate and/or encompass the apparatus or methodology of the `995 patent, the `839 patent, and the `705 patent.

COMPLAINT AND JURY DEMAND -- Page 44

     120. Burst seeks a judicial determination that Microsoft has infringed and/or is infringing the `995 patent, the `839 patent, and the `705 patent. A declaration of this kind is necessary and appropriate, in order to determine the parties' rights and obligations with respect to the matters in dispute between them, and to avoid a multiplicity of lawsuits with possibly inconsistent results.

                 Seventh Claim for Relief: Patent Infringement
    (Patent Infringement Under The Patent Act, 35 U.S.C.ss.ss.100, et seq.)

     121. Plaintiff incorporates the allegations of paragraphs 1 through 120 above.

     122. Plaintiff is the owner of valid United States patents, the `995 patent, the `839 patent, and the `705 patent.

     123. Microsoft's conduct in manufacturing, using, offering for sale, distributing, importing, and/or selling products, such as, but not limited to, its Corona product, its Corona Media Services software, and its .NET Media Server, which runs its Corona Media Services software, and/or its Movie Maker software product, that utilize, incorporate and/or encompass the apparatus or methodology of the `995 patent, the `839 patent, and the `705 patent, constitute infringement of Plaintiff's rights under the `995 , `839, and `705 patents.

     124. As a direct and proximate result of Microsoft's acts of patent infringement, Microsoft is liable to Plaintiff for actual damages suffered by Plaintiff, and any profits realized on the sale of Microsoft's Corona product, Corona Media Services software, its .NET Media Server, which runs its Corona Media Services software, and/or its Movie Maker software product, and/or other products utilizing, incorporating, and/or encompassing the apparatus or methodology of the `995 patent, the `839 patent, and the `705 patent., which are

COMPLAINT  AND JURY DEMAND -- Page 45
not taken into account in the computation of actual damages, as well as statutory damages, including treble damages.

     125. Microsoft's infringing conduct interferes with Plaintiff's ability to control the use of its patented technology, and interferes with Plaintiff's ability to establish and create business relationships in the market.
Microsoft's continued infringement is likely to have a further and substantial deleterious impact on Plaintiff's business diminishing its market share and depriving it of profits.

     126. Plaintiff is therefore entitled to additional remedies of preliminary and permanent injunctions, and the impoundment and destruction of all infringing materials, including materials used in making the infringing Microsoft Corona product, its Corona Media Services software, its .NET Media Server, which runs its Corona Media Services software, and/or its Movie Maker software product, in order to prevent Microsoft and its agents from further violations of The Patent Act.

                   Eighth Claim for Relief: Trade Secrets Act
                    (Calif. Civil Code ss.ss. 3426, et seq.)

     127. Plaintiff incorporates the allegations of paragraphs 1 through 126 above.

     128. Microsoft's actions in receiving Burst's confidential trade secret information and utilizing it in its own product offerings without Burst's permission constitutes misappropriation within the meaning of California Civil Codess.3426(b). Burst's information contained trade secrets, including formulas, patterns, compilations, programs, devices, methods, techniques and processes that derived independent economic value from not being

COMPLAINT AND JURY DEMAND -- Page 46
generally known to the public or to other persons who could obtain economic value from their disclosure or use and was subject to reasonable efforts by Burst to maintain their secrecy.

     129. Microsoft has utilized the misappropriated trade secret information to receive profits that Burst is entitled to and thereby damaged Burst.

     130. Microsoft's infringement was willful and malicious entitling Burst to twice its actual damages.

             Ninth Claim for Relief: Common Law Unfair Competition
                    (Common Law of the State of California)

     131. Plaintiff incorporates the allegations of paragraphs 1 through 130 above.

     132. The actions and conduct in which Microsoft engaged, more fully described hereinabove, constitute common law unfair competition.

     133. Microsoft's actions in receiving Burst's confidential trade secret information and utilizing it in its own product offerings without Burst's permission constitutes a breach of a confidential relationship existing between Plaintiff and Microsoft created by the non-disclosure agreement between them as well as their course of dealings.

     134. Microsoft's actions in receiving Burst's confidential trade secret information and utilizing it in its own product offerings without Burst's permission constitutes common law misappropriation

     135. As a direct and proximate result of the Microsoft's acts of unfair competition, Plaintiff has suffered, and continues to suffer, damages to its business and property.

     136. In engaging in the acts of unfair competition alleged herein, Microsoft acted willfully, with malice and with conscious disregard for the rights of Plaintiff, thereby entitling

COMPLAINT AND JURY DEMAND -- Page 47

Plaintiff to an award of exemplary or punitive damages, pursuant to California Civil Code ss. 3294, in an amount to be determined by the trier of fact.

                   Tenth Claim for Relief: Breach of Contract
                    (Common Law of the State of Washington)

     137. Plaintiff incorporates the allegations of paragraphs 1 through 136 above.

     138. Microsoft and Burst entered a written non-disclosure agreement providing for the protection of shared confidential information.

     139. Burst has substantially performed all of its obligations under the contract.

     140. Microsoft breached the agreement by using Burst's confidential information in its own product development, by disclosing that information to employees who had no need-to-know it for the purposes of the agreement, and by disclosing the information to third parties in the distribution of its Corona products.

     141. Burst has suffered damage to its business as the direct result of Microsoft's breach of the agreement.

                             DEMAND FOR JURY TRIAL

     Plaintiff demands a trial by jury of all issues triable of right by a jury.

                               PRAYER FOR RELIEF

     1. For  compensatory  damages in an amount to be proven at trial;

     2. For an order trebling the amount of compensatory damages to be awarded pursuant to Section 4 of the Clayton Act, 15 U.S.C. ss. 15;

     3. For an order trebling the actual damages plaintiff has sustained pursuant to California Business and Professions Code ss. 16750;

COMPLAINT AND JURY DEMAND -- Page 48

     4. For an order requiring defendant to make full restitution for its violations of California Business and Professions Code ss. 17200, pursuant to California Business and Professions Code ss. 17203;

     5. For an order trebling the amount of damages to be awarded pursuant to The Patent Act, 35 U.S.C. ss. 284.

     6.  For  an  award  of  actual  damages  and  unjust   enrichment  for  its
misappropriation of Burst's trade secrets, pursuant to California Civil Code ss. 3426.3(a), and for its breach of contract.

     7. For exemplary damages in an amount equally twice its actual and unjust enrichment damages, pursuant to California Civil Code ss. 3426.3(c).

     8. For exemplary damages for its violations of California common law, pursuant to California Civil Code ss. 3294.

     9. For an award of the costs of this action, including its attorneys' fees.

     10. For an award of pre-judgment and post-judgment interest on the above sums, to the extent permitted by law.

     11. For a declaration that Microsoft's  products  infringe Burst's patents.

///

COMPLAINT AND JURY DEMAND -- Page 49

     12. For an order that defendant, all persons acting on its behalf or under its direction or control, and all successors thereto, be permanently enjoined from:

     a.  Infringing  plaintiffs'  patents,

     b. Using  plaintiffs' trade secrets without  permission,

     c. Continuing any practice that excludes competitors or maintains a monopoly in the relevant markets.

     13. For such other permanent relief as is necessary and appropriate to restore competitive conditions in the markets affected by Microsoft's unlawful conduct.

     14.  For such  additional  relief as the  Court  may find just and  proper.

Dated:  June 18, 2002

                                      SPENCER  HOSIE (Ca Bar # 101777)
                                      BRUCE J. WECKER (Ca Bar # 078530)
                                      JOHN  McARTHUR  (Ca Bar  #159793)
                                      HOSIE,  FROST,  LARGE & McARTHUR
                                      One Market, Spear Street Tower, 22nd Floor
                                      San  Francisco, CA 94105
                                      Telephone: 415-247-6000

                                      ROBERT YORIO (Ca Bar # 93178)
                                      MARY A. WIGGINS (Ca Bar # 191687)
                                      CARR & FERRELL, LLP
                                      2225 East Bayshore Road, Suite 200
                                      Palo  Alto, CA 94303
                                      Telephone: 650-812-3400

                                      By /s/ Spencer Hosie

                                         Attorneys for Plaintiff Burst.com, Inc.

COMPLAINT AND JURY DEMAND -- Page 50

                CERTIFICATION OF INTERESTED ENTITIES OR PERSONS

     Pursuant to Civil LR 3-16, the undersigned certifies that the following listed persons, associations of persons, firms, partnerships, corporations (including parent corporations) or other entities (i) have a financial interest in the subject matter in controversy or in a party to the proceeding, or (ii) have a non-financial interest in the subject matter or in a party that could be substantially affected by the outcome of this proceeding:

     Microsoft  Corporation  and  its  shareholders

     Burst.com, Inc. and its shareholders

Currently,  Microsoft and Burst.com,  Inc. are public  companies.  Microsoft has
thousands   shareholders;   as  of  December  31,  2001,  Burst.com,   Inc.  had
approximately  288 shareholders of record.


                                     /s/ Spencer Hosie
                                     Attorney of Record for Plaintiff Burst.com,
                                     Inc.

COMPLAINT AND JURY DEMAND -- Page 51